UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
SOVEREIGN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)
SOVEREIGN BANCORP, INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
March 22, 2006
Date of Report (Date of earliest event reported)
SOVEREIGN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16581	23-2453088
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Ident. No.)

1500 Market Street, Philadelphia, Pennsylvania		19102
(Address of principal executive offices)		(Zip Code)
(215) 557-4630
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Settlement Agreement
Press Release

Item 1.01 Entry into a Material Definitive Agreement.
     On March 22, 2006, Sovereign Bancorp, Inc. (“Sovereign”) issued a press release announcing the execution by Sovereign, Relational Investors LLC (“Relational”), Relational Holdings, LLC, Relational Group, LLC, Ralph V. Whitworth (“Whitworth”), David H. Batchelder (“Batchelder”) and certain investment partnerships controlled by Relational (collectively, the “Relational Group”), of a settlement agreement, dated March 22, 2006 (the “Agreement”), relating to, among other things, the settlement of a pending proxy contest in connection with Sovereign’s 2006 annual meeting of shareholders and related litigation, and Sovereign’s pending transactions with Banco Santander Central Hispano, S.A. (“Santander”) and Independence Community Bank Corp, Inc. (“ICBC”). A copy of the press release announcing the execution of the Agreement was issued by Sovereign and Relational on March 22, 2006 and is attached as Exhibit 99.1 to this Form 8-K.
     Set forth below is a summary of the material terms of the Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein. The following summary does not purport to be complete and is qualified in its entirety by reference to the Agreement:
•	Sovereign and Relational agreed to promptly terminate existing litigation between them relating to unresolved claims in the Court of Common Pleas of Berks County, Pennsylvania, the Federal District Court for the Southern District of New York, and the Commonwealth Court of Pennsylvania. Sovereign and Relational also agreed to withdraw in writing complaints, objections, protests, petitions, applications, submissions and filings made by either party which are adverse to the interests of the other party and, in the case of Relational, adverse to Sovereign’s pending transactions with Santander and ICBC. Relational also agreed to withdraw its demand for Sovereign’s books and records.

•	Sovereign’s Board of Directors (the “Board”) was increased on March 22, 2006 by one member and Whitworth (the “Relational Designee”), a principal of Relational, was contemporaneously elected to fill the resulting vacancy. Sovereign also committed to include the Relational Designee as one of the Board’s nominees for election at the 2006 annual meeting of shareholders to serve for a three-year term ending at the 2009 annual meeting of shareholders. In the event that the Relational Designee is not elected by shareholders at the 2006 annual meeting of shareholders (other than as a consequence of a proxy contest to replace a majority of the Board), Sovereign has agreed to take all action necessary to appoint the Relational Designee to the Board in the class of directors with a term expiring in 2009. In accordance with the Agreement, the Relational Designee was also appointed, effective March 22, 2006, to the Executive, Audit and Compensation Committees of the Board.

•	Sovereign has agreed to appoint an additional independent director to the Board (the “Independent Director”). The Independent Director will be selected by the Nominating Committee of the Board from a list of not less than five persons submitted to the Nominating Committee by Relational. To be eligible for inclusion on the list submitted to the Nominating Committee, each potential candidate must (i) have business experience appropriate for service on the board of a public company, (ii) be an individual of high caliber and national reputation (to the extent reasonably available), and (iii) have no previous business or personal relationship with Sovereign, Relational, or, to Relational’s knowledge, any affiliate or associate of either Sovereign or Relational. If the Nominating Committee, within 20 business days of receipt of such list, declines to recommend any of the individuals on the list, the Agreement contains a procedure for Relational to submit additional lists of candidates for consideration by the Nominating Committee. In addition, no persons on the first three lists of candidates submitted to the Nominating Committee by Relational can be individuals with whom Relational or any of its affiliates, associates, or representatives has had any contact since January 1, 2006. In the event that the Nominating Committee has not selected a candidate to serve as the Independent Director following delivery by Relational of the second list, the Agreement provides that the procedure for submitting lists of potential candidates will continue and that, pending appointment of the Independent Director pursuant to such procedure, Batchelder, a principal of Relational, would be appointed as a director until such time as the Independent Director is appointed, at which time Batchelder would resign from the board. The Independent Director, when appointed, is expected to be appointed to the class of directors with a term expiring at the 2008 annual meeting of shareholders, and will serve on the Ethics and Corporate Governance Committee and the Compensation Committee of the Board.

•	The Board may, but is not required, to nominate the Relational Designee to stand for election at the 2009 annual meeting of shareholders for a three-year term expiring at the 2012 annual meeting of shareholders. In the event that Sovereign declines to nominate the Relational Designee to stand for election at the 2009 annual meeting, Sovereign must give Relational notice of such determination no later than the twentieth business day prior to the last day under Sovereign’s bylaws as then in effect on which shareholders are permitted to nominate candidates to stand for election to the Board and the Agreement, including the standstill provisions included in the Agreement, will terminate.

•	Each of the members of the Relational Group has agreed that it and its affiliates and associates will maintain their current share ownership at least through the record date for Sovereign’s 2006 annual meeting of shareholders and will vote for and otherwise support and recommend the nominees of the Board at the 2006 annual meeting of shareholders. These commitments relating to voting for and support of the Board’s nominees for election as directors continue at subsequent meetings of shareholders at which directors are to be elected through the termination date of the Agreement (as described below, the “Termination Date”). The Relational Group has also agreed to certain restrictions on selling voting securities of Sovereign until the Termination Date.

•	Through the Termination Date, Relational has agreed that it and its affiliates and associates will vote all of their shares of Sovereign common stock in accordance with the recommendation of the Board with respect to any proposals submitted by shareholders, except as otherwise expressly required by applicable law.

•	The Relational Designee is required to resign from the Board in the event that, at any time, Relational fails to beneficially own in the aggregate at least 19.0 million shares (or 23.0 million shares following closing of the pending transaction with Santander) of Sovereign’s common stock, adjusted proportionally for all stock splits, stock dividends and similar events, but excluding the 5% stock dividend declared by Sovereign on March 15, 2006 (the “Minimum Condition”). In the event that the Relational Designee is required to resign from the Board in accordance with these provisions, the remaining covenants and agreements contained in the Agreement (other than Sovereign’s commitment to cause the Relational Designee to be appointed or nominated for election to the Board) continue through the Termination Date.

•	The Relational Group, Whitworth, and Batchelder have agreed that neither they nor any of their respective advisors, agents or representatives will take any action that reasonably would be expected to be inconsistent with any of the terms or conditions of Sovereign’s agreements with Santander or ICBC, including challenging in any manner or making any public or other statements before any governmental authority against the authority of the Board to approve such agreements, advising or encouraging Sovereign or any member of the Board to repudiate or terminate such agreements, or advising or encouraging any third person to take any of such actions.

•	The Relational Group has agreed to observe normal and customary standstill provisions through the Termination Date, including restricting ownership of Sovereign’s voting securities by the Relational Group in excess of 9.9% of such outstanding voting securities, engaging or in any way participating in a solicitation of proxies with respect to Sovereign’s voting securities, seeking, proposing or making any statement with respect to a merger, consolidation or business combination involving Sovereign, or acting alone or in concert with others to control or seek to control, or influence or seek to influence, the management, the Board or the policies of Sovereign. The Agreement provides that nothing contained therein will prohibit the Relational Designee from acting as a director and complying with his or her fiduciary duties as a director of Sovereign.

•	In furtherance of its commitment to corporate governance, Sovereign has agreed that the Ethics and Corporate Governance Committee of the Board will promptly engage a nationally recognized consulting or law firm (with no current or previous relationship with Sovereign or the Relational Group or any of their respective affiliates) to study Sovereign’s policies and practices regarding related-party transactions (i.e., transactions with directors, officers, and similar insiders), disclosure, and corporate governance against the policies and practices of the financial industry’s largest 20 institutions by asset size. The study is to be completed within 90 days following engagement of such firm and within 30 days following completion of such study, the Board will take such action with respect to the findings or recommendations of such study as a majority of the Board determines to be in the best interests of Sovereign.

•	The Agreement contains customary non-disparagement provisions and mutual releases and covenants not to sue relating to any potential claims that one party may have against the other through the date of the Agreement.

•	The Termination Date for the Agreement, including the covenants and agreements of Relational included in the standstill provisions, will occur on the date of certification of the results for Sovereign’s 2012 annual meeting of shareholders. The Termination Date will also occur upon the earliest of (i) the date on which the Relational Designee (or his properly appointed replacement) ceases to be a member of the Board and either (A) at Relational’s option following 10 business days’ prior written notice, the appointment of Batchelder to the Board pursuant to the terms of the Agreement does not occur to the extent required thereby (unless cured within such 10 business day period), (B) not more than 60 days remain prior to the last day on which shareholders are permitted, under the terms of Sovereign’s bylaws as then in effect, to nominate candidates to stand for election to the Board at the 2009 annual meeting of shareholders (the “2009 Nomination Deadline”), or (C) the Board has notified Relational that the Relational Designee will not be nominated for reelection at an applicable meeting of Sovereign’s shareholders or (ii) the date Relational has beneficially owned shares less than the Minimum Condition for a period of at least 365 consecutive days; provided, however, that no Termination Date will occur under clause (ii) prior to the 60th day prior to the 2009 Nomination Deadline.

•	If the Relational Designee ceases to be a member of the Board by reason of death, disability or (except under certain circumstances) resignation, or if Relational in its sole discretion, determines to replace the Relational Designee, Relational is entitled to designate another person, reasonably acceptable to the Board, to serve as the Relational Designee. Sovereign has agreed that Batchelder and any other person who is a member of Relational shall be deemed reasonably acceptable to a majority of the Board. If the Independent Director becomes unwilling or unable to serve prior to his or her appointment, or if the Independent Director ceases to be a member of the Board by reason of death, disability or resignation, Sovereign and Relational have agreed that the Nominating Committee of the Board and Relational will nominate and the Board will appoint another person reasonably acceptable to Relational to serve as the Independent Director (it being agreed that any person previously submitted as a potential Independent Director by Relational shall be reasonably acceptable to Relational).

•	Sovereign has agreed to hold its 2006 annual meeting of shareholders at such time as is determined by the Board to be prudent, but in no event later than September 30, 2006.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On March 22, 2006, pursuant to the Agreement described in Item 1.01, Ralph V. Whitworth was appointed to serve as a Class I director of the Board with a term expiring at the annual meeting of shareholders in 2006. The Board, pursuant to the Agreement, has named Mr. Whitworth to serve on the Executive, Audit and Compensation Committees of the Board.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits:
10.1	Settlement Agreement, dated as of March 22, 2006, by and among Relational Holdings, LLC, Relational Group, LLC, Relational Investors LLC, Ralph V. Whitworth, David H. Batchelder, certain investment partnerships controlled by Relational Investors LLC, and Sovereign Bancorp, Inc.

99.1	Press release, dated March 22, 2006, of Sovereign Bancorp, Inc. and Relational Investors LLC.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.

Dated: March 24, 2006

	By:	/s/ Stacey V. Weikel

Stacey V. Weikel
Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

10.1
Settlement Agreement, dated as of March 22, 2006, by and among Relational Holdings, LLC, Relational Group, LLC, Relational Investors LLC, Ralph V. Whitworth, David H. Batchelder, certain investment partnerships controlled by Relational Investors LLC, and Sovereign Bancorp, Inc.

99.1	Press release, dated March 22, 2006, of Sovereign Bancorp, Inc. and Relational Investors LLC.